CONSENT AGREEMENT  OF THE BOARD OF DIRECTORS

                                of

                   RAIKE FINANCIAL GROUP, INC.

                      IN LIEU OF A MEETING


     The Directors of RAIKE FINANCIAL GROUP, INC. hereby agree in lieu of a formal meeting of the Board of Directors:

     That the Articles of Amendment filed with the Secretary of State to amend Article II of the Articles of Incorporation are hereby adopted by the Board of Directors as filed and effective as of July 31, 2001.

                               1.

     That the Corporation shall have the authority to issue not more than 20,000,000 shares of Common Stock of a single class, which shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

     That the Corporation shall issue not more than 250 Units, consisting of a total of 250,000 shares of Series A 7% Cumulative Convertible Preferred Stock and 625,000 Class B Warrants for a total of $2,500,000.

     That the minimum investment is one unit or $10,000, subject to the discretion of the Corporation to accept investments for a fractional unit.

     That each unit shall consist of 1,000 shares of the $10.00 Series A Preferred Stock par value $0.01 and 2,500 Class A Warrants and 2,500 Class B Warrants.

     That the subscriptions for the above shares are payable in cash, bank check, or wire transfer, in full, to the order of RAIKE FINANCIAL
GROUP, INC.   Proceeds from the sale of the Units will be placed in a
segregated account and released to the Corporation's general account upon acceptance of each respective subscription. Other than recission rights under applicable state law, a subscription is irrevocable.

     That the offering period will last until December 31, 2001 unless otherwise extended by the Board of Directors to a date not later than March 31, 2002.

     That the Series A Preferred Stock will pay a cumulative annual dividend, out of net profits, of $0.70 per share payable every six months at $0.35 until conversion or redemption. The initial semi-annual dividend payment shall be for the period commencing with the acceptance of an investor's subscription through December 31, 2001 on a pro-rated basis, to be paid five business days after the end of the period.



          Exhibit 3.3 - Pg. 1


     That each share of Series A Preferred Stock may be converted into five shares of Common Stock, at the option of the holder. The conversion rate is subject to adjustment.

     That each share of Series A Preferred Stock will be converted into five shares of Common Stock upon either: (a) the filing of a public offering registration statement; or (b) the corporation is sold, merges or consolidates with a third party, which third party is the surviving party.

     That the Corporation reserves the right to redeem the Series A Preferred Stock underlying the Units. Upon thirty (30) calendar days written notice, by the corporation, each holder would receive $10.00 per share plus any unpaid dividends.

     That each Class A Warrant gives the holder the right to purchase one share of Common Stock at $2.00 per share until January 31, 2003. Each Class B Warrant gives the holder the right to purchase one share of common stock at $3.00 per share until January 31, 2004. The corporation may redeem the Warrants under certain circumstances.

     That the use of the proceeds from the purchase of these shares shall be to support the addition of new agents; to expand our investment banking division, to increase net capital; for acquisitions and for opening capital and general corporate purposes.

     That as of this date, neither the Units nor the underlying securities have been registered under the Act nor the securities laws of any state or other jurisdiction. None of the Units or securities underlying the Units offered hereby will be transferable without registration under the Act and, if applicable, the securities laws of any state or other jurisdiction unless, in the opinion of our counsel, such registration is not then required because of an applicable exemption.

     That it is anticipated that the Units will be offered and sold for us by the officers and directors; however, we reserve the right to elect to pay a selling commission of up to ten percent (10%) of the offering price to registered representatives of Raike Financial Group, Inc. and/or registered broker-dealers together with a three percent (3%) allowance for non-accountable expenses.

     That the structure of the above-referenced shares are more specifically described as follows:

                               2.

                        Share Structure

2.01. The corporation is authorized to issue 250 units divided into two classes. The designation of each class, the number of shares of each class, and the par value of the shares of each class are as follows:

Class               Series              Number of Shares        Par Value
                                                                Per Share
-----               ------              ----------------        ---------

Common              A Warrants               2,500               $ NPV
Common              B Warrants               2,500               $ NPV
Preferred           A Preferred Stock        1,000               $10.00



          Exhibit 3.3 - Pg. 2



            Preferred Shares in Series; First Series

2.02. The preferred shares shall be issued from time to time in series. The first series shall be designated A; shall consist of 250,000 shares; shall be entitled to receive dividends at the annual rate of percent in accordance with the provisions of Paragraph 2.04 through 2.07. The shares shall be redeemable as provided in Paragraph 2.13 through 2.15; shall have a sinking fund established for their redemption as provided in Paragraphs 2.13 through 2.15; shall on any voluntary or involuntary liquidation, dissolution, or winding up of the corporation receive the sum of $ 10.00 a share plus all accrued and unpaid dividends in accordance with the provisions of Paragraphs 2.08 through
2.12. If the liquidation, dissolution, or winding up is voluntary, the shares shall receive a preferential amount of $ 10.00 a share and shall be convertible to common shares as provided in Paragraphs 2.16 through
2.20. The shares of the series shall otherwise be subject to the provisions of this Article applicable to all series of the preferred shares, and additional provisions with respect to the series shall be fixed by the board of directors as provided in Paragraph 2.03.

       Authority of Board of Directors to Fix Terms of Series

2.03 All preferred shares shall be of equal rank and identical, except in the particulars that may be fixed by the board of directors as provided in this Paragraph. Each share of each series shall be identical in all respects with the other shares of the series, except as to the date from which dividends shall cumulate. The board of directors is authorized and required to fix, in the manner and to the full extent permitted by law, all provisions of the shares of each series not otherwise set forth in these Articles as long as no provision is inconsistent with the provisions of this Article. The board of directors shall fix:

             Designation of Series-Number of Shares

(a) The designation of each series and the number of shares that constitutes each series, except the first series, the designation and number of shares of which are set forth in Paragraph 2.02; provided, the number of shares may be increased (except where otherwise provided by the board of directors in its resolution creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by resolution of the board of directors.

                   Dividend Rates and Rights

(b) The annual rate of dividends payable on the shares of all series, except the first series, the dividend rate of which dividends shall be set forth in Paragraph 2.02, as well as the date from which dividends shall be cumulative on all shares of any series issued before the record date for the first dividend on shares of the series, and the dividend rights applicable to the shares of all series.

                        Redemption Price

(c) The redemption price or prices, if any, for the shares of each, any, or all series.

                          Sinking Fund

(d) The obligation, if any, of the corporation to maintain a sinking fund for the periodic redemption of shares of any series and to apply the sinking fund to the redemption of the shares.



          Exhibit 3.3 - Pg. 3



                 Voluntary Liquidation Preferences

(e) The amount payable on shares of each series in the event of any voluntary liquidation, dissolution, or winding up of the affairs of the corporation.

                       Conversion Rights

(f) The rights, if any, of the holders of shares of each series to convert the shares into common shares and the terms and conditions of the conversion.

                         Voting Rights

(g) Any voting rights in matters other than those for which voting rights are specifically provided in this article and any other preferences, relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions on the shares.

                   Dividends-Time for Payment

2.04. The holders of the preferred shares of each series, in preference to the holders of the common shares, shall be entitled to receive dividends out of any funds legally available for this purpose, as and when declared by the board of directors. The dividend rate for each series is that provided in Paragraph 2.02 or fixed in accordance with the provisions of Paragraph 2.03. Dividends are payable quarterly on the last days of January, April, July, and October of each year, for the quarterly period ending on each payment date, except that the first dividend on the initial issue of any series or preferred shares shall be payable on the quarterly dividend payment date next succeeding the expiration of thirty days after the date any shares of the series are issued. The dividends shall be cumulative in the case of shares of each series:

         (a) If issued on or before the record date for the first dividend on shares of the series, then from the date fixed for the purpose by the board of directors, as provided in Paragraph 2.03;
         (b) If issued during the period beginning immediately after the record date for a dividend on shares of the series and terminating at the close of the payment date for the dividend, then from the last mentioned dividend payment date; or
         (c) Otherwise from the quarterly dividend payment date next preceding the date of issue of the shares.

                         Equal Payment

2.05. No dividend shall be paid on, or declared or set apart for, any shares of preferred shares (except the first series) for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefore, shall be paid on, or declared and set apart for, all preferred shares of all series then issued and outstanding and entitled to receive the dividend.



          Exhibit 3.3 - Pg. 4



                        Cumulative Right

2.06. In no event, as long as any preferred shares shall be outstanding, shall any dividend whether in cash or property, be paid or declared, nor shall any distribution be made, on any of the common shares, nor shall any common shares be purchased, or otherwise acquired for value by the corporation, unless and until all dividends on the preferred shares of all series for all past quarterly dividend periods and for the them current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set apart. Additionally, in no event may the corporation purchase or make any distribution on the common shares if is in default with respect to any of its obligations for any period with respect to the sinking fund, if any, to be used for the redemption of any series or preferred shares. The foregoing provisions of this paragraph, however, shall not prohibit a dividend on common shares in exchange for, or through application of the proceeds of the sale of, common shares.

                       Full Participation

2.07. Subject to the provisions of Paragraphs 2.04 through 2.06 and to any further limitations prescribed by the board of directors pursuant to the provisions of Paragraph 2.03, the board of directors may declare, out of any funds legally available therefor, additional dividends, but the additional dividends shall be made equally, share for share, to all outstanding shares, preferred and common.

         Liquidation Preferences- Voluntary Dissolution

2.08. In the event of any voluntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the common shares, the holders of the preferred shares shall be entitled to be paid in full the respective amounts fixed in accordance with the provisions of Paragraph 2.03, together with accrued dividends to the distribution payment date, whether or not earned or declared.

                    Involuntary Dissolution

2.09 In the event of any involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the common shares, the holders of the preferred shares shall be entitled to be paid in full an amount equal to $ 10.00 a share, together with accrued dividends to the distribution or payment date, whether or not earned or declared.

                      Insufficient Assets

2.10 If, on any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, the assets of the corporation are insufficient to permit full payment to the preferred shareholders as herein provided, then the holders of any series of the preferred shares shall ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled.

          Participation Rights Where Assets Sufficient

2.11 If, on any liquidation, dissolution, or winding up of the affairs of the corporation, payment shall have been made in full to the




          Exhibit 3.3 - Pg. 5



holders of the preferred shares, as provided in Paragraphs 2.08 and 2.09, the remaining assets and funds of the corporation shall be distributed equally to all outstanding shares, preferred and common, share for share.

      Dissolution as Not Including Consolidation or Merger

2.12 Neither the consolidation or merger of the corporation, not the lease or conveyance of all or substantially all of its assets, shall be deemed a liquidation, dissolution, or winding up of the affairs of the corporation within the meaning of Paragraphs 2.08 through 2.11 or within the meaning of the provisions of Paragraph 2.03.

     Redemption and Sinking Funds- Conditions of Redemption

2.13. Subject to the provisions of Paragraph 2.03, the preferred shares of any series may be redeemed, in whole or in part, at the option of the corporation, by the vote of the board of directors. In the case of any one or more series, the shares may be redeemed under any sinking fund or other requirement for redemption of any series fixed by the board of directors pursuant to the provisions of Paragraph 2.03, or fixed by Paragraph 2.14, at any time or from time to time, at the applicable redemption price for the series fixed in accordance with the provisions of Paragraph 2.03, or in the case of the future shares at the par value thereof, together with accrued dividends to the redemption date, on the following additional conditions.

                       Partial Redemption

       (a) If less than all of the preferred shares of any series are to be redeemed, redemption shall be made in the amount and by the method, either by lot or pro rata, and subject to the provisions of convenience, from time to time determined by the board of directors.

                             Notice

       (b) Notice of any proposed redemption shall be mailed by the corporation, postage prepaid, not less than 20 days nor more than 60 days, before the date fixed for redemption, to each holder of record of the preferred shares to be redeemed at his address as the same shall appear on the books of the corporation. The notice of redemption shall state the class or series of shares or part of any class or series of shares to be redeemed, the date fixed for redemption, the redemptive price, and the place at which the shareholders may obtain payment of the redemptive price on surrender of their respective share certificates.

                            Deposit

       (c) If the corporation shall deposit on or before the date fixed for the redemption of any of the preferred shares, with one or more banks or trust companies, each having capital and surplus of at least
$ 10,000,000 and doing business in Georgia, or any bank or trust company in the United States duly appointed and acting as transfer agent of the corporation, as a trust fund for the benefit of the respective holders of the preferred shares to be redeemed, sums sufficient to redeem the preferred shares called for redemption. The deposit must be made with irrevocable instructions and authority to any one of the depositary banks or trust companies to deliver, in the name of the corporation, the notice of redemption thereof (or to complete the delivery if theretofore begun) and to pay on or after the date fixed for the redemption, to the respective holders of the



          Exhibit 3.3 - Pg. 6



preferred shares, as evidenced by a list of the holders certified by the president or vice president and the secretary or an assistant secretary, the redemption price thereof on the surrender of the certificates representing the preferred shares so called for redemption. Then from and after the time of the deposit (although before the date fixed for redemption) the preferred shares so called for redemption shall be deemed to be redeemed and dividends thereon shall cease to accrue after said date fixed for redemption. The deposit shall thereafter be deemed to constitute full payment of the preferred shares to the respective holders thereof, and the preferred shares shall no longer be deemed to be outstanding. The holders at that point shall cease to be shareholders with respect to the preferred shares and shall have no rights with respect thereto, except only the right to receive from the bank or banks or trust company or companies payment of the redemption price of the preferred shares without interest, or surrender of the certificates representing the preferred shares so called for redemption. Except, the holders shall retain the right to exercise any existing conversion rights in accordance with the express terms of the preferred shares so called for redemption. Any funds so deposited that are not required for the redemption of preferred shares because of the conversion thereof shall forthwith be returned to the corporation. Money so deposited and unclaimed at the end of six years shall be repaid to the corporation and thereafter the holders of the preferred shares called for redemption shall look only to the corporation for payment.

                Unpaid Dividends on Other Shares

       (d) No redemption or purchase of any shares of any series of preferred shares shall be made unless full cumulative dividends on all shares of all series of preferred shares then outstanding that are not the be redeemed or purchased to the end of the then current dividend period, shall have been paid or declared and set apart for payment. Nor shall there by any redemption or purchase of any shares of any series of preferred shares unless funds sufficient to meet all matured obligations of the corporation with respect to all sinking funds or retirement funds for all series of preferred shares have been set aside.

                Cancellation of Redeemed Shares

       (e) All shares of preferred shares of any series acquired or redeemed through the operation of any sinking fund or retirement fund, or voluntarily redeemed, shall be retired and canceled and none of the shares shall thereafter be reissued.

       Sinking Funds for All Series-Minimum Installments

2.14. A sinking fund or retirement fund shall be provided for each series of preferred shares (other than the initial series as to which specific provisions is hereinafter made) in the resolution or resolutions providing for the issue of the series. The minimum annual retirement installment of each series shall be a sum equal to $ 10.00 multiplied by the greatest number of shares of the series theretofore issued, whether or not then outstanding, except that the minimum annual installments may be reduced to the extent not actually earned in accordance with the formula set forth in Paragraph 2.15 relating to the initial series retirement fund. Additionally, the board of directors shall not create a sinking fund in respect of any series unless provision for a sinking fund at least as beneficial to all issued and outstanding shares of the same class shall either then exist or be at the same time created.



          Exhibit 3.3 - Pg. 7



                 Initial Series Retirement Fund

2.15. The corporation shall create and maintain a retirement fund for the purchase or redemption of shares of the initial series of preferred shares, as follows:

                  Amount Set Aside-Limitations

       (a) As long as any shares of the initial series of preferred shares remain outstanding it will, on or before October 1st each year, beginning with 2002, set aside in a special account for the retirement of said shares (herein called the initial series retirement fund).
The initial series retirement fund may be paid out of any funds of the corporation legally available, and must be equal to $ 10.00 multiplied by the greatest number of shares of the initial series of preferred shares theretofore issued, whether or not then outstanding (hereinafter referred to as the consolidated net earnings of the corporation and its subsidiaries for the next proceeding fiscal year ending __________________, after deducting therefrom an amount equal to the full cumulative dividend requirements for the fiscal year on all shares of all series of preferred shares outstanding during the fiscal year, shall be less than the aggregate annual retirement obligations of all series of preferred shares, the initial series annual retirement installment applicable to the fiscal year shall be reduced. The reduction shall be to an amount that, when added to a sum equal to the aggregate amounts of all annual retirement obligations of all series of preferred shares (other than the initial series), applicable to the fiscal year, shall be equal to the actual amount of the consolidated net earnings of the corporation and its subsidiaries for the fiscal year. The amount shall be further reduced by deducting therefrom an amount equal to the full cumulative dividend requirements on all outstanding shares of all series of preferred shares. The corporation shall be obligated to set aside the respective initial series annual retirement installments only to the extent that the installments are equal to the amount of the consolidated net earnings of the corporation and its subsidiaries, after being adjusted in accordance with the foregoing provisions, and to the extent that the installments exceed the amount of the consolidated net earnings, after being so adjusted, the installments shall not be cumulative.

                  Credit for Purchased Shares

       (b) The corporation may anticipate in whole at any time or in part from time to time the initial series annual retirement installment for any year by surrendering to its transfer agent for cancellation any shares of the initial series of preferred shares purchased by it with moneys not previously made the basis for a credit against its initial series retirement fund obligations. Additionally, in every case the corporation shall be entitled to a credit against its initial series retirement fund obligation, in the order of earliest maturity, in an amount equal to the retirement fund redemption price of the shares so surrendered for cancellation.

                        Purposes of Fund

       (c) All funds so set aside to the initial series retirement fund shall accumulate and shall continue to be set aside as long as any shares of the initial series of preferred shares remain outstanding.
The funds shall be applied, from time to time, to the purchase pf shares of the initial series of preferred shares at a price per share not exceeding the retirement fund redemption price of the shares plus customary brokerage commissions, and, subject to the limitations and restrictions hereinafter expressed, to the redemption of the shares at the retirement fund redemption price. No purchase or redemption of



          Exhibit 3.3 - Pg. 8



shares of the initial series of preferred shares may be made through the initial series retirement fund at any time while any accrued dividends on any shares of any series of preferred shares are in arrears and unpaid.

      Use of Fund-Minimum Amount of Shares to Be Acquired

       (d) The corporation may at any time and from time to time apply any funds so set aside to the redemption of shares of the initial series of preferred shares. But, notwithstanding anything to the contrary herein contained, the corporation shall not be obligated to apply the funds to the redemption of shares of the initial series of preferred shares unless on October 1st of any year beginning with 2005, the accumulated amount of unexpended funds in the initial series retirement fund shall be sufficient to redeem not less than100% of the total number of original shares of the initial issue of initial series of preferred shares.

               Conversion Rights of First Series

2.16. The holder of any shares of the initial series called for redemption, as provided in Paragraphs 2.13 through 2.15 at any time from and after the giving of the redemption notice, and before the close of business on the fifth day before the date of redemption stated in the redemption notice, shall, at his option on delivery to the corporation of his written notice electing to convert said shares to common shares. On surrender at the office of the corporation or office of the transfer agent of the shares of the certificate or certificates for the preferred shares, duly endorsed to the corporation, the holder shall be entitled to receive five common shares for each preferred share so converted [on payment of transfer taxes, if any, on the common shares to be issued in exchange for the preferred shares].

                     Antidilution Provision

2.17. The number of common shares to be issued as provided in Paragraph 2.16 shall be adjusted by appropriate amendment of Paragraph
2.16 to take into account any and all increases or reductions in the number of outstanding common shares that may have accrued since the date of the first issuance of the initial series by reason of a split, share dividend, merger, consolidation, or other capital change or reorganization affecting the number of outstanding common shares. The adjustment must fairly and equitably preserve so far as reasonably possible the original conversion rights of the preferred shares. In addition, when the adjustment is required, no notice of redemption shall be given until the amendment and adjustment shall be given until the amendment and adjustment shall have been accomplished.

                       Fractional Shares

2.18. When required for a complete conversion of the preferred shares, the corporation shall issue fractional shares, or certificates evidencing fractional shares, computed to the nearest tenth of a share, fractions of less than tenth of a share being disregarded, on such terms and subject to such conditions as may be fixed by the board of directors. Fractional shares shall entitle the holder to exercise fractional voting rights, to receive dividends thereon, and to participated in any of the assets of the corporation in the event of liquidation.



          Exhibit 3.3 - Pg. 9



                Cancellation of Converted Shares

2.19. The initial series of shares so converted shall not be reissued and shall cease to be part of the authorized shares of the corporation.

     Reservation of Sufficient Common Shares for Conversion

2.20. The corporation shall at all times reserve and keep available out of its authorized but unissued common shares, solely for the propose of effecting conversion of its initial series of shares, the full number of common shares deliverable on conversion of all preferred shares from time to time outstanding.

                         Voting Rights

2.21. Except as otherwise provided in these articles or by law, the holders of the common shares shall have exclusive voting right and powers, including the exclusive right to notice of shareholders' meetings.

       (a) If at any time {six or more quarterly dividends, whether or not consecutive}, on the preferred shares shall be in default, in whole or in part, the holders of the preferred shares as a class shall be entitled to elect the smallest number of directors that will constitute a majority of the board of directors, and the holders of the common shares as a class shall be entitled to elect the remaining directors. The voting rights shall continue until all dividends accrued on the preferred shares shall have been paid or set apart for payment, at which time the entire voting power shall revert to the holders of the common shares and continue in them until a like default in payment recurs.

       (b) In case of a default in payment, the president may, and the secretary of the corporation on request of the record holders of at least 10 percent of the preferred shares outstanding, addressed to him at the principal office of the corporation, forthwith must, call a special meeting of the common and preferred shareholders for the election of directors to be held at the place and on the notice provided in the bylaws for the holding of annual meetings. On failure of the secretary to call the meeting within ten days after personal delivery to him of the request to do so, or withing fifteen days after the request is mailed by registered or certified mail within the United States, the record holders of at least 10 percent of the preferred shares outstanding may in writing designate one of their number to call the meeting. The person so designated shall forthwith call the special meeting at the place and on the notice provided above, and for that purpose shall have access to the stock books and shareholder lists of the corporation. At the meeting, and at any annual meeting held while the preferred shareholders have the voting power described herein, the holders of a majority of the preferred shares outstanding, present in person or by proxy, shall constitute a quorum for the election of directors. On election by the preferred shareholders of the number of directors that they are entitled to elect, the terms of office of all directors serving at the time of the meeting shall terminate. Should the holders of the common shares fail at the meeting to elect the number of directors that they are entitled to elect, the vacancies created shall be filled by election of the directors elected by the preferred shareholders.



          Exhibit 3.3 - Pg. 10



       (c) When the preferred shares are divested of their voting rights, the terms of office of all directors shall terminate on election of their successors by the holders of the common shares.


    Executed by the Directors this _____ day of ____________, 2001.



___________________________            ______________________________
William J. Raike, III                  Morris Brunson


___________________________            ______________________________
Shannon Raike                          Caroline E. Wisniewski



___________________________
William Bertsche




          Exhibit 3.3 - Pg. 11